GAMES, INC.

A Delaware Corporation

SUBSCRIPTION AGREEMENT

I (we), the undersigned, hereby subscribe for and agree to purchase 35,000 shares of the 6% Class C Preferred Stock of Games, Inc. for a cash purchase price of $10.00 per share.

Each Class C share will pay a 6% annual dividend to the holder, as declared by the Games Inc. Board of Directors.  That dividend may be paid in Cash, or In Kind on a quarterly basis.

Each Class C Preferred Share shall be convertible into 400 shares of Common Stock of the Corporation.

Each share of Series C Preferred Stock will have a warrant to purchase 400 shares of the Common Stock of Games, Inc. at $.03/share, until April 15, 2011.

If stock is to be held in an individual account, please read below and certify.  If stock is to be held in a corporate account or a trust, please turn to page 2 and check the appropriate space.

I represent that I am an accredited investor and certify that:

(a)

I have been advised and understand that the shares are speculative and that investment in the shares involves a high degree of risk.

(b)

I have had access to all representatives of the Company and all documents which are deemed relevant to evaluating my investment in the Securities.

(c)

My business, tax, and/or legal advisors have reviewed the documents and information relating to this offering, or I am a knowledgeable investor familiar with speculative investments of this type so that such advice is not necessary.

(d)

My personal net worth, or joint account with my spouse’s net worth (excluding personal residence, furnishings and automobiles) is at least four (4) times the amount of my investment in the shares.

(e)

I understand and acknowledge that the shares have not been registered under the Securities Act of 1933, as amended (The “Securities Act”), in reliance upon the exemption provided by Section 4(2) of the Act, nor have the Securities been registered under any state’s securities laws, except as otherwise may be specified.

(f)

I understand that under the terms of the offering my securities are subject to restrictions on transfer and that there is currently no trading market for the shares and in the short term, I may experience some difficulty liquidating my investment.

(g)

I agree not to sell the shares of Games Inc. short; nor will I profit from the short sales of another related account.

GAMES, INC.

SUBSCRIPTION AGREEMENT

Name (Please Type of Print):

Chicago West Pullman, LLC

Social Security Number

Or Federal I.D. Number:

31-1449044

Date: April 18, 2006

Signature: /s/Roger W. Ach, II

PLEASE CHECK APPLICABLE SPACE:

____

Individual Ownership

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Corporate Ownership

____

Partnership Ownership

__X_

Limited Liability Company

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Trust

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Other

Mailing Address for notices, meetings, disbursements, etc:

Address:

600 Vine Street, Suite, 400

Cincinnati, Ohio  45202

City, State, Zip

E-Mail Address: rwa@cwpllc.com

Phone (Daytime): 513-332-0100

Phone (Evening):